MEDIA RELEASE

VERA BRADLEY ANNOUNCES EXECUTIVE PROMOTIONS AND REALIGNMENTS
- Kevin Sierks named EVP, CFO; Roddy Mann named EVP, Strategy and Operations; Pamela Sours named SVP, Operations; and Stacy Knapper named SVP, General Counsel -

Fort Wayne, Ind. (February 3, 2014) - Vera Bradley, Inc. (NASDAQ: VRA) (“Vera Bradley” or the “Company”) today announced several key executive promotions and realignments, effective immediately.

Robert Wallstrom, Chief Executive Officer of Vera Bradley, commented, “We have a lot of talent and experience within our Company, and these promotions and realignments will help position us for the future. I am confident that we are in the process of assembling the right team to achieve our long-term goals, drawing from both our own leadership team and attracting new talent to the organization.”

Kevin J. Sierks has been promoted to Executive Vice President, Chief Financial Officer. Sierks has nearly 20 years of accounting experience in both public accounting and with publicly-held companies. He joined Vera Bradley in 2011 as Vice President, Controller and Chief Accounting Officer and was appointed interim Chief Financial Officer in January 2013. In the ten years prior to joining the Company, Sierks worked in the medical device industry in finance and accounting positions of increasing responsibility, including Vice President and Corporate Controller of Biomet and Director of Accounting and U.S. Shared Services at Boston Scientific Corporation. He is a Certified Public Accountant and served a variety of public companies in a seven-year tenure at Deloitte. Sierks earned his B.S. degree in Accounting from Indiana University.

C. Roddy Mann has been named Executive Vice President, Strategy and Operations. Mann joined the Company in 2006 as Vice President, Strategic Initiatives; was named Vice President of Strategy, Sales, and Marketing in 2007; and was promoted to Executive Vice President, Strategy and Business Development in 2010. Prior to joining the Company, he was a consultant with LakeWest Group and served a number of companies, including Vera Bradley, in the areas of marketing, information technology, operations management, and strategy. With his new role at the Company, Mann will oversee information technology and operations, along with Company’s strategic initiatives. Mann received a B.A. degree from the University of North Carolina and a MBA from the University of Minnesota.

Pamela Sours has been promoted to Senior Vice President, Operations. Sours joined Vera Bradley in 2005 as Vice President, Manufacturing and Global Quality. She has over 20 years of operations and supply chain management experience in a variety of industries. Sours holds an Associates of Applied Science Degree in Electrical Engineering Technology and a B.S. degree in Organizational Leadership and Supervision, both from Purdue University, and a Masters of Business Administration from Indiana Wesleyan University. She is a Certified Supply Chain Professional of global supply chain management.

Anastacia (“Stacy”) S. Knapper has been promoted to Senior Vice President, General Counsel and Corporate Secretary. Knapper joined the Company in 2011 as Vice President, General Counsel and Corporate Secretary. Prior to Vera Bradley, she served as Vice President, General Counsel and Corporate Secretary of both CTS Corporation and Haynes International, Inc. and was a Senior Associate with Ice Miller LLP prior to that. Knapper earned her B.S. degree in Literature and Film from the University of Kent and her J.D. from the University of Notre Dame.

In January 2014, the Company announced that it had named Sue Fuller Executive Vice President, Chief Merchandising Officer. She joined the Company with more than 15 years of merchandising experience with several well-respected retailers including Polo Ralph Lauren, Land’s End, L.L. Bean, Kohl’s Department Stores, and Carhartt Global Brand.

About Vera Bradley, Inc.
Vera Bradley, Inc. is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize. Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of engagement with fans. Fiscal 2013 net revenues totaled approximately $541 million. The Company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (NASDAQ: VRA), visit www.verabradley.com/mediaroom.

Website Information
We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement
Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 2, 2013. We undertake no obligation to publicly update or revise any forward-looking statement.

CONTACTS:
Investors:
Vera Bradley, Julia Bentley, 260-207-5116, jabentley@verabradley.com

Media:
Vera Bradley, 877-708-VERA (8372), Mediacontact@verabradley.com

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